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23.1     Consent of Grassi & Co., CPAs, P.C.


                     Consent of Certified Public Accountants


We consent to the use in this registration statement on form SB-2 of our report of the Financial Statements of Technology Visions Group, Inc. included in the annual report of Technology Visions Group, Inc. on Form 10-KSB for the fiscal year ended December 31, 2000, which report is incorporated in this registration statement by reference.

The Financial Statements consist of the Balance Sheet as of December 31, 2000 and the related Statement of Operations, Stockholders' Deficiency and Cash Flow for the years ended December 31, 2000 and 1999.


                                                     /s/Grassi & Co., CPAs, P.C.
                                                        GRASSI & CO., CPAS, P.C.

New York, New York
June 18, 2001